Exhibit 99.1

MARTIN MIDSTREAM GP LLC
BALANCE SHEETS

	March 31,	December 31,
	2004	2003
	(unaudited)	(audited)
Assets
Due from affiliates	$327,264	$265,900
Investment in Martin Midstream Partners L.P.	723,586	—

Total assets	$1,050,850	$265,900

Liabilities and Member’s Equity
Current liabilities:
Accounts payable	688	—
Accrued and deferred income taxes	76,616	60,234

Total current liabilities	77,304	60,234

Due to affiliates	854,666	91,962
Investment in Martin Midstream Partners L.P.	—	26,624

Total liabilities	931,970	178,820

Member’s equity	118,880	87,080

Total liabilities and member’s equity	$1,050,850	$265,900

See accompanying notes to balance sheets.

MARTIN MIDSTREAM GP LLC

NOTES TO BALANCE SHEETS
March 31, 2004 (unaudited) and December 31, 2003 (audited)

(1) Organization

(a) Organization

     Martin Midstream GP LLC (the “General Partner”) is a single member Delaware limited liability company formed on June 21, 2002 to become the general partner of Martin Midstream Partners L.P. (the “Partnership”). The General Partner owns a 2% general partner interest in the Partnership and its single member is Martin Resource Management Corporation (“MRMC”).

(2) Significant Accounting Policies

(a) Investment in Partnership

     The General Partner accounts for its investment in the Partnership under equity method of accounting.

(b) Federal Income Taxes

     The General Partner is a disregarded entity for federal income tax purposes. Its activity is included in the consolidated federal income tax return of MRMC; however, for financial reporting purposes, current federal income taxes are computed and recorded as if the General Partner filed a separate federal income tax return.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (c) Management’s Use of Estimates

     The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management of the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

     (3) Related Party

     Amounts due from affiliates primarily represent Partnership cash distributions that were paid to a related party on behalf of the General Partner. Amounts due to affiliates primarily represent director fees that were paid by a related party on behalf of the General Partner.

MARTIN MIDSTREAM GP LLC

NOTES TO BALANCE SHEETS
March 31, 2004 (unaudited) and December 31, 2003 (audited)

(4) Investment in the Partnership

     At March 31, 2004 and December 31, 2003, the General Partner’s 2% interest in the Partnership is the General Partner’s only unconsolidated affiliate.

     The following is condensed balance sheet data for the Partnership:

	March 31, 2004	December 31, 2003
	(unaudited)	(audited)
	(Dollars in thousands)
Assets
Current assets	$51,400	$51,661
Property, plant and equipment, net	82,010	82,961
Goodwill	2,922	2,922
Other assets, net	1,813	2,141

	$138,145	$139,685

Liabilities and Partner’s Capital
Current liabilities	$20,645	$26,793
Long-term debt	37,000	67,000
Partners’ capital	80,500	45,892

	$138,145	$139,685

     The net income allocated to the General Partner for the quarter ended March 31, 2004 and the year ended December 31, 2003 was approximately $67,000 and $240,000, respectively. Cash distributions to the General Partner for the quarter ended March 31, 2004 and the year ended December 31, 2003 were approximately $91,000 and $264,000, respectively.

     In February 2004, the Partnership completed a public offering of 1,322,500 common units at a price of $27.94 per common unit, before the payment of underwriters’ discounts, commissions and offering expenses. The General Partner contributed approximately $754,000 in cash to the Partnership in conjunction with the issuance to maintain its 2% general partner interest in the Partnership.